CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information of the Stance Equity ESG Large Cap Core ETF and under the caption “Counsel” in the Statement of Additional Information of the SGI Small Cap Growth Fund that is included in Post-Effective Amendment No. 284 to the Registration Statement (No. 33-20827; 811-5518) on Form N-1A of The RBB Fund, Inc., under the Securities Act of 1933 and the Investment Company Act of 1940, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Philadelphia, Pennsylvania
November 1, 2021